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                                                                                     Exhibit 99(f)

                       System Energy Resources, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Fixed Charges


                                                                                  June 30,
                                    1998      1999      2000     2001     2002      2003
Fixed charges, as defined:
  Total Interest                  $116,060  $147,982  $118,519 $138,018   $76,639   $74,669
  Interest applicable to rentals     5,189     3,871     5,753    4,458     3,250     3,100
                                  ---------------------------------------------------------

Total fixed charges, as defined   $121,249  $151,853  $124,272 $142,476   $79,889   $77,769
                                  =========================================================

Earnings as defined:
  Net Income                      $106,476   $82,375   $93,745 $116,355  $103,352    97,930
  Add:
    Provision for income taxes:
      Total                         77,263    53,851    81,263   43,761    76,177    75,432
    Fixed charges as above         121,249   151,853   124,272  142,476    79,889    77,769
                                  ---------------------------------------------------------
Total earnings, as defined        $304,988  $288,079  $299,280 $302,592  $259,418  $251,131
                                  =========================================================

Ratio of earnings to fixed            2.52      1.90      2.41     2.12      3.25      3.23
charges, as defined               =========================================================


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